PRESS RELEASE
FOR IMMEDIATE RELEASE
DATE: April 4, 2007
CONTACT: Chad Daffer 402-444-1630
Michael Draper 402-444-1630
AMERICA FIRST TAX EXEMPT INVESTORS, L.P. ANNOUNCES PRICING OF PUBLIC OFFERING OF SHARES
REPRESENTING ASSIGNED LIMITED PARTNERSHIP INTERESTS
Omaha, NE — April 4, 2007 — America First Tax Exempt Investors, L.P. (Nasdaq: ATAXZ, or “America First”), announced the pricing of an underwritten public offering of 3,225,000 shares representing assigned limited partnership interests at $8.06 per share, raising approximately $26.0 million in gross proceeds to America First. As part of the offering, America First has granted the underwriters a 30-day option to purchase up to 483,750 additional shares to cover over-allotments, if any. The offering was made pursuant to its shelf registration statement filed with the Securities and Exchange Commission and is expected to close on April 10, 2007, subject to the satisfaction of customary closing conditions.
America First expects to use the net proceeds from the offering to acquire additional tax-exempt revenue bonds and other investments meeting its investment criteria and for general working capital needs. The lead manager for the offering is RBC Capital Markets Corporation and the co-manager is Stifel, Nicolaus & Company, Incorporated. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from RBC Capital Markets Corporation, One Liberty Plaza, New York, New York 10006, (212) 428-6260.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. Our general partner is America First Capital Associates Limited Partnership 2, whose general partner is The Burlington Capital Group LLC (“Burlington”). Since 1984, Burlington has specialized in the management of investment funds, many of which were formed to acquire real estate investments such as tax-exempt mortgage revenue bonds, mortgage securities and multifamily real estate properties. For additional information about America First, please visit America First’s website at www.ataxz.com.